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                                                               Exhibit 11(c)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of Travelers Series Trust, of our report dated February 9, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Equity Income Portfolio and Large Cap Portfolio (funds of The Travelers Series Trust), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Additional Information" in the Statement of Additional Information.

Price Waterhouse LLP
Boston, Massachusetts
April 21, 1998